UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 13, 2017

Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	001-36613	34-1585111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio	44062-0035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 632-1666

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers

On February 13, 2017 Middlefield Banc Corp. made conditional stock awards to three executive officers, including President and CEO Thomas G. Caldwell (345 shares), Executive Vice President and Chief Operating Officer James R. Heslop, II (266 shares), and Senior Vice President/Chief Financial Officer and Treasurer Donald L. Stacy (212 shares). The award amount is a percentage of the award recipient’s salary, divided by the share price at the close of market on February 13, 2017. The closing price of the shares on February 13, 2017 was $40.55. The percentage of salary for purposes of calculating the award to Messrs. Caldwell, Heslop, and Stacy is 5%.

The award recipient will not become the owner of and entitled to the shares unless a service condition is satisfied. The conditional share awards do not confer on the recipient any shareholder rights, including the right to vote or the right to cash dividends, until the conditions are satisfied or waived.

The award recipient must maintain service with Middlefield Banc Corp. and affiliates until sixty (60) days following the effective date of the award to satisfy the service condition, but the service condition is waived if the recipient dies or becomes disabled before that date or if a change in control of Middlefield Banc Corp. occurs before that date.

This summary of the agreement’s terms is qualified in its entirety by reference to the copy of the form of conditional stock award agreement attached as an exhibit.

Item 9.01(d) Exhibits.

10.29	Form of Restricted Stock Award Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: February 16, 2017	/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and COO